Exhibit 4.8

THIS SECURED ADVANCING CONVERTIBLE PROMISSORY NOTE (“NOTE”) AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), APPLICABLE STATE LAW, OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION, AND MAY NOT BE SOLD, OFFERED FOR SALE, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE OR FOREIGN SECURITIES LAWS COVERING ANY SUCH TRANSACTION OR (B) SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE OR FOREIGN SECURITIES LAWS COVERING SUCH TRANSACTION.

SECURED ADVANCING CONVERTIBLE PROMISSORY NOTE

Principal Amount: $27,000,000.00	June __, 2022

FOR VALUE RECEIVED, and upon and subject to the terms and conditions set forth herein, Sharing Services Global Corporation, a Nevada corporation (“SHRG” or the “Borrower”) promises to pay to Decentralized Sharing System, Inc., a Nevada corporation (together with its permitted successors and assigns, the “Holder” or “Lender”), or to its order, the principal sum of Twenty-seven Million Dollars ($27,000,000.00) (the “Principal Amount”), of which up to $27,000,000.00 and all accrued interest can be paid by the “Optional Conversion” (as hereinafter defined) of such amount into shares of SHRG’s $0.0001 par value Class A Common Stock (“Class A Common Stock”) at the Conversion Price, provided all of the conditions precedent contained in Section 3 of this Note have been satisfied, together with interest in arrears, if any, on the unpaid principal balance from time to time outstanding from the date hereof until the entire Principal Amount due hereunder is paid in full at the rate(s) provided below. This Note is issued in connection with a Securities Purchase Agreement relating to the Note (the “Purchase Agreement”) executed on even date herewith between the Borrower and Holder. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. “Dollar” and “$” mean the lawful currency of the United States of America.

1. Maturity.

1.1 Maturity Date. The aggregate outstanding Principal Amount, together with all accrued interest, if any, thereon, reduced by unamortized prepaid interest, if any, (cumulatively, the “Outstanding Amount”), shall be due and payable in full ON DEMAND by the Holder, or if the demand is not sooner made, on the earliest to occur of (the earliest of such events being the “Maturity Date”): (i) June [__], 2024 (the “Scheduled Maturity Date”); (ii) the acceleration of this Note upon the occurrence of an Event of Default (as hereinafter defined) or Change of Control (as hereinafter defined); (iii) upon full conversion of this Note as provided herein; or (iv) upon full repurchase of this Note by Borrower as provided herein.

1.2 Redemption. The Borrower at its option shall have the right to redeem a portion or all amounts of outstanding Principal Amount without incurring penalties, additional interest, or other fees or charges; provided that Borrower shall send Holder written notice (“Redemption Notice”) of such redemption stating the amount of the Principal Amount being redeemed (“Redemption Amount”) and, if such redemption of the Note is in full, the place or places whether the Note is to be surrendered for payment. After a Redemption Notice is given, the Borrower shall deliver to the Holder the Redemption Amount within ten (10) Business Days of such Redemption Notice, during which period of time the Holder shall not have the right to convert any portion of this Note. If the Borrower fails to deliver the Redemption Amount to Holder within ten (10) Business Days, then (i) all rights and remedies of the Holder under this Note, including conversion rights in accordance with Section 3 of this Note, shall continue as though no such Redemption Notice had been given, and (ii) the Borrower shall not have the right to redeem any portion of the Principal Amount for a period of thirty (30) calendar days following such failure to deliver the Redemption Amount.

2. Interest.

2.1 Interest Rate. This Note shall bear eight percent (8%) interest per annum. Interest shall be paid quarterly, in cash or in Class A Common Stock, at the Holder’s election, subject to Sections 3 of this Note, on March 31st, June 30th, September 30th, and December 31st of each year during the term of Note. Interest shall be computed on the basis of a 360-day year and the actual number of days elapsed.

2.2 Interest After Default. At Holder’s option, and to the extent permitted by applicable law, the unpaid principal balance shall bear interest after an Event of Default and after Maturity (whether by acceleration or otherwise) at the Default Interest Rate. The “Default Interest Rate” shall be, at Holder’s option, a) eighteen percent (18%) per annum, or b) such lesser rate of interest as Holder in its sole discretion may choose to charge; but never more than the Maximum Lawful Rate or at a rate that would cause the total interest contracted for, charged or received by Holder to exceed the Maximum Lawful Amount. The term “Maximum Lawful Rate” means the maximum rate of interest and the term “Maximum Lawful Amount” means the maximum amount of interest that is permissible under applicable state or federal law for the type of loan evidenced by this Note. If applicable state or federal law does not permit a higher interest rate, the “weekly ceiling” (as defined in Chapter 303 of the Texas Finance Code) shall be the interest rate ceiling applicable to this Note and shall be the basis for determining the Maximum Lawful Rate in effect from time to time during the term of this Note. If applicable state or federal law allows a higher interest rate or federal law preempts the state law limiting the rate of interest, then the foregoing interest rate ceiling shall not be applicable to this Note. If the interest rate ceiling is increased by statute or other governmental action subsequent to the date of this Note, then the new interest rate ceiling shall be applicable to this Note from the effective date thereof, unless otherwise prohibited by applicable law. If from any circumstances the Holder should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest, and, if the Principal Amount of this Note has been paid in full, shall be refunded to the Borrower.

3. Conversion.

3.1. Optional Conversion. At any time during the term of this Note, except as otherwise provided herein, all or a part of the Principal Amount and all or part of the accrued interest, if any, thereon (the “Maximum Conversion Amount”) may, at the sole option of the Holder, be converted, in whole or in part, into fully paid and non-assessable whole shares of Class A Common Stock (“Optional Conversion”) in accordance with Section 3.4 below.

3.2. Mechanics of Conversion. The Holder shall notify the Borrower in writing of its election to convert all or part of the Maximum Conversion Amount (“Conversion Amount”) in accordance with Section 3.1 (“Conversion Notice”). Such conversion shall only become effective after all of the following conditions have been satisfied:

a. Borrower receives the Conversion Notice;

b. Holder executes any and all documents required in connection with becoming a holder of Class A Common Stock;

c. Borrower issues and delivers to Holder a certificate or certificates for the number of Class A Common Stock, if any, to which Holder shall be entitled as provided herein, within seven (7) calendar days of receipt of the Conversion Notice (“Certificates”); and

d. Holder provides Borrower with written confirmation that the outstanding balance of the Principal Amount and accrued interest, if any, has been reduced by the Conversion Amount (“Reduction Certificate”). Upon the occurrence of the events set forth in Sections 3.2 (a), (b) and (c) above, and this Section 3.2(d), Borrower shall deliver to the Holder a Restated Note (“Restated Note”) evidencing the remaining outstanding balance of the Principal Amount, if any, which Restated Note shall in all other respects be identical with this Note, except that the Maximum Conversion Amount shall be reduced by the Conversion Amount.

3.3 Conversion Price. The number of whole shares of Class A Common Stock into which this Note may be converted (the “Conversion Shares”) shall be determined by dividing the Conversion Amount by $0.033 (the “Conversion Price”).

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3.4 Adjustments.

(a) Stock Dividends, Reclassifications, Recapitalizations, Etc. In the event the Borrower: (i) pays a dividend in Class A Common Stock or makes a distribution in Class A Common Stock, (ii) subdivides its outstanding Class A Common Stock into a greater number of shares, (iii) combines its outstanding Class A Common Stock into a smaller number of shares or (iv) increases or decreases the number of shares of Class A Common Stock outstanding by reclassification of its Class A Common Stock (including a recapitalization in connection with a consolidation or merger in which the Borrower is the continuing corporation), then the Conversion Price on the record date of such division or distribution or the effective date of such action shall be adjusted by the multiplying such Conversion Price by a fraction, the numerator of which is the number of shares of Class A Common Stock outstanding immediately before such event and the denominator of which is the number of Class A Common Stock outstanding immediately after such event.

(b) Notice of Certain Transactions. In the event that the Borrower shall propose (i) to pay and dividend payable in securities of any class to the holders of its Class A Common Stock or to make any other non-cash dividend or distribution to the holders of its Class A Common Stock, (ii) to offer the holders of its Class A Common Stock rights to subscribe for or to purchase any securities convertible into shares of Class A Common Stock or shares of stock of any class or any other securities, rights or options, (iii) to effect any capital reorganization, reclassification, consolidation or merger affecting the class of Class A Common Stock, as a whole, or (iv) to effect the voluntary or involuntary dissolution, liquidation or winding-up of the Borrower, the Borrower shall, within the time limits specified below, send to the Holder a notice of such proposed action or offer. Such notice shall be mailed to the Holder at its address as it appears in the records of the Borrower, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Class A Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Class A Common Stock and the Conversion Price. Such notice shall be given as promptly as possible and (x) in the case of any action covered by clause (i) or (ii) above, at least ten (10) days prior to the record date for determining holders of the Class A Common Stock for purposes of such action or (y) in the case of any other such action, at least twenty (20) days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Class A Common Stock, whichever shall be the earlier.

3.5 No Fractional Shares. No fractional shares of Class A Common Stock shall be issued upon conversion of this Note. In lieu of the Borrower issuing any fractional shares to the Holder upon conversion of the Note, the Borrower shall pay to the Holder cash in the amount of the fractional shares valued at the Conversion Price.

4. Advances.

Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Note and the other Transaction Documents, Holder agrees to make a total credit facility of up to Twenty-seven million dollars ($27,000,000) (the “Borrowing Cap”) available upon the Borrower’s request therefor, as follows:

4.1 Borrowing and Disbursement. The Holder shall make advances to the Borrower from time to time in accordance with and subject to the terms hereof, up to a maximum principal amount at any time outstanding equal to the Borrowing Cap reduced by the amount of all prior advances at such time. If the unpaid balance of the amount loaned hereunder should exceed the Borrowing Cap or any other limitation set forth in this Note, such amount shall nevertheless constitute obligations that are secured by the Collateral (as defined in the Security Agreement) and entitled to all benefits thereof.

5. Security; Guaranties.

5.1 This Note is secured by the grant of security interest over all of the Borrower’s assets pursuant to the Security Agreement.

5.2 This Note is guaranteed by the Guaranties executed by the Subsidiaries in favor of the Holder.

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6. Covenants.

6.1 Negative Covenants. So long as this Note shall remain in effect and until any Outstanding Amount (and liquidated damages, if any) and all fees and all other expenses or amounts payable under this Note and the Purchase Agreement have been paid in full, unless the Holders shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, the Borrower shall not:

a. Senior or Pari Passu Indebtedness. Incur, create, assume, guaranty or permit to exist any indebtedness that ranks senior in priority to, or pari passu with, the obligations under this Note, except (i) indebtedness existing on the date hereof as set forth in Schedule A attached hereto only to the extent that such indebtedness ranks senior in priority to or pari passu with the obligations under this Note and the Purchase Agreement on the issuance date, (ii) indebtedness that refinances any of the indebtedness referenced in Schedule A as long as any such refinance does not result in on increase in the amount of such indebtedness and (iii) trade payables created in the ordinary course of business up to a maximum at any one time of $1,000,000.00;

b. Liens. Create, incur, assume or permit to exist any lien on any property or assets, other than (i) financing of personal property used in the business, and (ii) financing of inventory, (including stock or other securities of the Borrower) now owned or hereafter acquired by the Borrower or on any income or revenues or rights in respect of any thereof, except Permitted Liens;

c. Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities (other than shares of Class A Common Stock of the Borrower in connection with a stock dividend, stock split or other recapitalization) or a combination thereof (other than a reverse stock split of the Class A Common Stock of the Borrower), with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose except as permitted under subsection (d) below;

d. Stock Repurchases. Repay, repurchase, redeem or offer to repay, repurchase, redeem or otherwise acquire more than a de minimis number of shares of its Class A Common Stock (or Class A Common Stock equivalents) other than as to (i) the Conversion Shares as permitted or required under this Note or Purchase Agreement and (ii) repurchases of Class A Common Stock of departing officers and directors of the Borrower. Holder specifically agrees the redemption or conversion into Class A Common Stock of preferred stock existing on the date hereof does not require Holder approval.

e. Certain Payments and Prepayments. Optionally prepay, repurchase or redeem or segregate funds with respect to any indebtedness with a remaining term of greater than twelve months of the Borrower at the time of the optional payment, other than for (A) indebtedness existing on the date hereof and set forth in Schedule A attached hereto, and (B) indebtedness under this Note or the Purchase Agreement;

f. Amendments to Constitutive Documents. Amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder; or

g. Other. Enter into any agreement with respect to any of the foregoing.

6.2 Affirmative Covenants. So long as this Note shall remain in effect and until any Outstanding Amount (and liquidated damages, if any) and all fees and all other expenses or amounts payable under this Note and the Purchase Agreement have been paid in full, unless the Holders shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, the Borrower and each of its Subsidiaries will comply with the following affirmative covenants:

a. Financial and Operating Covenants and Ratio. As of the end of each fiscal quarter, the Borrower and its Subsidiaries on a consolidated basis, commencing with the fiscal quarter ending June 30, 2022, will satisfy the following financial measurement, which will be determined using United States generally accepted accounting principles (“GAAP”) consistently applied:

(1) Minimum Fixed Charge Coverage Ratio. The ratio of EBITDA for the most recently ended four (4) fiscal quarters to Fixed Charges for the most recently ended four (4) fiscal quarters, calculated as of the last day of the last fiscal quarter, shall not be less than 1.25:1:

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“EBITDA” means earnings before income taxes, depreciation, and amortization.

“Fixed Charges” means, for any period, the sum of the following (without duplication): (a) interest expenses of the Borrower and its Subsidiaries determined on a consolidated basis for such period, (b) all regularly scheduled principal payments made with respect to indebtedness of the Borrower and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, (c) all dividends paid during such period on preferred equity interests not owner by the Borrower and of its Subsidiaries and (d) payments in respect of capitalized lease obligations. The Borrower’s pro rata share of the Fixed Charges of unconsolidated affiliates of the Borrower shall be included in determinations of Fixed Charges.

(2) Annual Financial Statements and Compliance Certificates. Within 90 days after the end of each fiscal year of the Borrower beginning with the fiscal year ending March 31, 2023 (or December 31, 2022 in the event the Borrower changes its fiscal year end to December 31), the Borrower must prepare and deliver to the Holder a complete set of consolidated, audited financial statements for the Borrower and its Subsidiaries prepared in accordance with GAAP and otherwise in form and substance as required by and acceptable to the Holder, including without limitation, a balance sheet, an income statement, and a statement of cash flows. Such financial statements shall be prepared in accordance with GAAP consistently applied, and shall be certified without qualification by an independent certified public accounting firm satisfactory to the Holder. Together with the annual financial statements, the Borrower shall also provide to the Holder the related management letter prepared by such accountants and a certificate signed by such accountants stating that the financial statements fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the date thereof and for the periods covered thereby.

(3) Quarterly Financial Statements and Compliance Certificates. Within 60 days after the end of each fiscal quarter of the Borrower beginning with the fiscal quarter ending June 30, 2022, the Borrower must prepare and deliver to the Holder a complete set of consolidated, unaudited financial statements for the Borrower and its Subsidiaries prepared in accordance with GAAP and otherwise in form and substance as required by and acceptable to the Holder, including without limitation, a balance sheet, an income statement, and a statement of cash flows. Together with the quarterly financial statements, the Holder must also receive a certificate executed by the chief financial officer or such other senior executive officer of the Borrower that is acceptable to the Holder (a) stating that the financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the date thereof and for the periods covered thereby, and (b) certifying that as of the date of such certificate there is not any existing Event of Default.

(4) Quarterly Covenant Compliance. Within 60 days after the end of each fiscal quarter, together with the financial statements and certificates required under Section 6.2(a)(4), the Borrower shall provide the Holder a certificate executed by the chief financial officer or such other senior executive officer of the Borrower that is acceptable to the Holder providing a reconciled calculation demonstrating compliance with the financial and operating covenants and ratio under Section 6.2(a).

b. Use of Proceeds. The proceeds of this Note shall be used in part to payoff in full that certain Convertible Promissory Note dated April 5, 2021 (the “Prior Note”) and upon payoff of the Prior Note, the Prior Note automatically will be cancelled and of no further force and effect.

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c. Fiscal Year. The Borrower and each of its Subsidiaries will maintain a fiscal year that has a March 31st year end, but Holder agrees to allow Borrower to convert to a December 31st year end if such conversion occurs within 6 months of this Note.

d. Books and Records; Maintenance of Properties. The Borrower and each of its Subsidiaries will keep and maintain satisfactory and adequate books and records of account in accordance with GAAP. The Borrower and each of its Subsidiaries will also keep, maintain and preserve all of its property and assets in good order and repair (ordinary wear and tear excepted).

e. Existence and Good Standing. The Borrower and each of its Subsidiaries will preserve and maintain (a) its existence under the laws of its jurisdiction of organization, and (b) its good standing in all jurisdictions where it is required to be so qualified, and (c) the validity of all its material authorizations and licenses required or otherwise appropriate in the conduct of its businesses.

f. Insurance. The Borrower and each of its Subsidiaries will keep all of its property and assets fully covered by insurance with reputable and financially sound insurance companies (reasonably acceptable to the Holder). The Borrower and each of its Subsidiaries must also maintain such protection against such hazards and liability (including casualty, liability, fire, flood, business interruption, earthquake, workmen’s compensation, and other material risks to its property and business), in such amounts and with such deductibles as is customary in the relevant industry and appropriate under the relevant circumstances (and, in each instance, as is reasonably acceptable to the Holder).

g. Management Changes. The Borrower will notify the Holder in writing within thirty (30) days after any change (including any dismissal or change in title or status) in the senior management personnel (which shall be deemed to include senior vice presidents and each officer senior thereto) of the Borrower or any of its Subsidiaries.

h. Litigation and Administrative Proceedings. The Borrower will notify the Holder in writing immediately upon the institution or commencement of any litigation, legal or administrative proceeding, or labor controversy affecting the Borrower or any of its Subsidiaries (a) with a purported amount in controversy in excess of $50,000 or (b) that could reasonably be expected to have or cause a Material Adverse Effect. In addition, Borrower shall provide Lender upon request a summary and status update of all litigation from Borrower’s counsel.

i. Compliance with Laws. The Borrower and each of its Subsidiaries will comply in all material respects (a) with all material laws, rules, regulations and orders (federal, state, local and otherwise) applicable to its business, and (b) with the provisions and requirements of all material Authorizations. The Borrower will notify the Holder immediately in detail of any actual or alleged material failure to comply with or violation of any such laws, rules, regulations or orders, or under the terms of any of such Authorizations, or of the occurrence or existence of any facts or circumstances that with the passage of time, the giving of notice or otherwise could create such a failure to comply or violation or could reasonably be expected to occasion the termination of any of such Authorization.

j. Additional Collateral. The Borrower will execute, deliver and record (or, as appropriate, cause the execution, delivery and recordation) at any time upon the Holder’s reasonable request and in form and substance reasonably satisfactory to the Holder, any of the following instruments in favor of the Holder as additional Collateral hereunder: (a) mortgages, deeds of trust and/or assignments on or of any real or personal property owned, leased or licensed by it, and (b) certificates of title encumbrances against any of its titled vehicles, and (c) any other like assignments or agreements specifically covering any of its properties or assets (including assignments of any patents, trademarks, copyrights, databases, trade secrets and other forms of intellectual property and deposit account control agreements), and (d) any financing or continuation statements requested by the Holder, and (e) such documents as shall be necessary to effectively register the Holder’s lien in the intellectual property of the Borrower with the Office of Patent and Trademark.

k. Further Assurances. From time to time, the Borrower will execute and deliver (or will cause to be executed and delivered) such supplements, amendments, modifications to and/or replacements of the Loan Documents and such further instruments as may be reasonably required to effectuate the intention of the parties to (or to otherwise facilitate the performance of) the Loan Documents

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7. Most Favored Nation. While the Note is outstanding, if the Borrower sells or issues any convertible notes or subsequent convertible instruments (“Subsequent Convertible Instruments”) on terms that differ from the Note, the Borrower will provide the Holder with written notice of such sale or issuance, including the terms of the Subsequent Convertible Instruments, no later than five (5) days after the closing date thereof. In the event the Holder determines, in its sole discretion, that any Subsequent Convertible Instrument contains terms, individually or collectively, more favorable to the holder(s) thereof than the terms set forth in the Note, the Holder may elect to exchange the Note for such Subsequent Convertible Instrument based on the Note’s principal balance plus any accrued but unpaid interest, if any, thereunder. If the Holder elects to exchange the Note for a Subsequent Convertible Instrument, the Borrower agrees to enter into a side letter with the Holder relating to such Subsequent Convertible Instrument, which side letter will have substantially the same terms as those set forth in this Agreement.

8. Replacement of Note. If this Note is mutilated, lost, stolen or destroyed, the Borrower shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Note, a new Note, but only upon receipt of evidence reasonably satisfactory to the Borrower of such loss, theft or destruction and customary and reasonable bond or indemnity, if requested.

9. Events of Default. The following constitute an event of default (“Event of Default”):

a. Borrower fails to pay any amount of principal or interest under this Note when due and said failure continues for a period of ten (10) days after Borrower’s receipt of written notice from Holder;

b. Borrower fails or neglects to perform, keep or observe any of the covenants, conditions or agreements contained in this Note and such failure or neglect continues after Holder provided Borrower with thirty (30) days written notice thereof;

c. Any warranty or representation now or hereafter made by the Borrower in connection with this Note is untrue or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time pursuant to this Note by the Borrower to the Holder is untrue or incorrect in any material respect, on the date as of which the facts set forth therein are stated or certified and such failure or neglect continues after Holder provided Borrower with thirty (30) days written notice thereof;

d. A proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against Borrower which is not dismissed within thirty (30) days of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by Borrower or the Borrower makes an assignment for the benefit of creditors or Borrower takes any corporate action to authorize any of the foregoing;

e. Borrower voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated;

f. Borrower becomes insolvent or fails generally to pay its debts as they become due, and said failure continues for a period of thirty (30) days after written notice of same from the Holder to the Borrower; or

g. Borrower breaches any agreements or covenants, as modified or amended, set forth in the Purchase Agreement or any representation or warranty set forth in the Purchase Agreement shall be determined to be false at the time given and such failure or neglect continues after Holder provided Borrower with thirty (30) days written notice thereof.

10. Remedies. Upon the occurrence of an Event of Default, or Change of Control, at the option and upon the written declaration of the Holder (or automatically without such declaration if an Event of Default set forth in Section 9(d) occurs), the entire Outstanding Amount shall, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, and Holder may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under this Note and exercise any and all other remedies granted to it at law, in equity or otherwise, including the demand for immediate transfer to the Holder of any ownership interests in the Company held by the Borrower. For purposes of this Note, the term “Change of Control” shall mean the consummation of any bona fide third party tender offer, merger, amalgamation, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of a majority of total voting power of the voting stock of the Company. Change of Control specifically excludes any transactions involving Holder and/or any entity or person affiliated with Holder including Document Security Systems, Inc. and the Document Security Systems, Inc. Board of Directors, and its major shareholders.

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11. Miscellaneous.

a. Notices. All notices to any party required or permitted hereunder shall be in writing and shall be sent to the physical address or email address set forth for such party as follows:

i.	If to the Holder:

Decentralized Sharing Services, Inc.

1400 Broadfield, Suite 100

Houston, Texas 77084

Attention: Frank D. Heuszel, President

Frank.heuszel@dssworld.com

ii.	If to Borrower:

Sharing Services Global Corporation

1700 Coit Road, Suite 290

Plano, Texas 75075

Attention: Chief Executive Officer

JThatch@shrginc.com

Sharing Services Global Corporation

1700 Coit Road, Suite 290

Plano, Texas 75075

Attention: General Counsel

CMccain@shrginc.com

Any such notice shall be deemed effectively given (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic transmission or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) three business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a recognized national overnight courier, specifying next day delivery, or two days after deposit with a recognized international overnight courier, specifying two day delivery, in each case with written verification of receipt.

b. Waiver. No failure to exercise, and no delay in exercising, on the part of the Holder, any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

c. Amendments. Any term, covenant, or condition of this Note may be amended or waived only by written consent of the Borrower and the Holder.

d. Expenses. Any reasonable expense incurred by the Holder (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the exercise of any right or remedy upon the occurrence of an Event of Default, including, without limitation, the costs of collection and reasonable attorneys’ fees and expenses, shall be paid by the Borrower within thirty (30) days of receiving written notice thereof from the Holder. Any such expense incurred by the Holder and not timely paid by the Borrower shall be added to the other obligations hereunder and shall earn interest at the same rate per annum as the principal hereunder.

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e. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any conflict or choice of laws principles. Any litigation involving this Note shall be brought in Collin County, Texas.

f. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. This Note and the rights, privileges and obligations of Holder hereunder, shall not be assigned, sold or transferred by Holder, in part or in full without the prior written consent of the Borrower, provided that the Holder may assign or transfer any of its rights, privileges, or obligations set forth in, arising under, or created by this Agreement to any entity controlled by, controlling or under common control with the Holder. The Borrower may not assign this Note without prior written consent of the Holder, provided that the Borrower may assign this Note to any successor of all or substantially all of its assets or business, or any entity surviving the merger, combination or consolidation with the Borrower. Notwithstanding the above, under no circumstances shall the Optional Conversion or the rights, privileges and obligations of Holder pursuant thereto be separately assigned by Holder.

g. Entire Agreement. This Note constitutes the full and entire agreement of the Borrower and the Holder with respect to the subject matter hereof.

h. Confidentiality. In addition to separate confidentiality agreement, if any, the Holder will at all times keep confidential and not divulge, use or make accessible to anyone the terms and conditions of this Note and the transactions described herein, and any non-public material information concerning or relating to the business or financial affairs of the Borrower to which such party has been or will become privy relating to this Note, except to its employees and advisors in such capacity, as required to perform its obligations hereunder, if required by law or rules of a stock exchange on which its or its parent’s securities are listed, or with the prior written consent of the Borrower.

i. Waiver of Jury Trial.

BORROWER AND HOLDER EACH HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH REGARDS TO ANY “DISPUTE” AND ANY ACTION ON SUCH “DISPUTE”. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER AND HOLDER, AND BORROWER AND HOLDER HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT. BORROWER AND HOLDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION HEREOF IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. BORROWER FURTHER REPRESENTS AND WARRANTS THAT (1) IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR (2) HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND (3) EACH HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

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IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized representatives as of the day and year first above written.

SHARING SERVICES GLOBAL CORPORATION

By:
Name:	John Thatch
Title:	Chief Executive Officer

[Signature Page to Secured Advancing Convertible Promissory Note]

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Schedule A

[Permitted indebtedness]

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